Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 10, 2011, except with respect to our opinion on the consolidated financial statements insofar as it relates to the guarantor financial information described in Note 19 which is as of July 15, 2011 relating to the consolidated financial statements, which appears in Oasis Petroleum Inc.’s Current Report on Form 8-K dated July 15, 2011. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
Houston, Texas
July 15, 2011